Exhibit (a)(1)(G)

FORM OF EMAIL

CONFIRMING RECEIPT OF NOTICE OF WITHDRAWAL OF ELECTION

From:	HOOKIPA Pharma Inc.
Subject:	Confirmation of Receipt of Option Exchange Election Form

This email is to confirm receipt of the changes to your options. If you did not make these changes and believe you are receiving this email in error, please contact legal@hookipapharma.com for further instructions.

Grants you previously chose to exchange and have now elected to not exchange:

•	Transaction #< >: Grant Number < > with < > outstanding options was previously elected to be exchanged at a ratio of < > to 1. This option will no longer be exchanged.

If you have any questions regarding these changes, please contact legal@hookipapharma.com referencing the transaction numbers listed above.

Your election may be changed or withdrawn at any time before 11:59 p.m., Eastern Daylight Time, on September 7, 2023, unless the Exchange Offer is extended. You should direct questions about the Exchange Offer or requests for assistance by email to legal@hookipapharma.com. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer to Exchange Eligible Options for New Options.